Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by dMY Squared Technology Group, Inc.of the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of dMY Squared Technology Group, Inc. in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement.

Dated: July 5, 2022

/s/ Darla Anderson
Signature

Name: Darla Anderson